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                                                                  Exhibit 10.15

                     JOINT MARKETING AND SERVICES AGREEMENT

This JOINT MARKETING AND SERVICES AGREEMENT (this "Agreement") is made and entered into as of the 26th day of January 1999 (the "Effective Date"), by and between IXC Internet Services, Inc., a Delaware corporation ("IXC"), and Applied Theory Communications, Inc., a New York corporation ("ATC").

         WHEREAS, IXC has acquired a portion of the stock of ATC per a Stock Purchase Agreement dated May 19, 1998, by and among IXC, Grumman Hill Investments III, L.P., ATC, NYSERNet, Inc., and Richard Mandelbaum, David Buckel, James Luckett, Denis Martin and Mark Oros, (the "Stock Purchase Agreement");

         WHEREAS, ATC is in the business of providing Internet connectivity and related services to business, wholesale, and end-user customers;

         WHEREAS, IXC is in the business of providing network-based information delivery solutions to business, wholesale, and end-user customers;

         WHEREAS, pursuant to the Stock Purchase Agreement, IXC and ATC have agreed to work together in good faith to negotiate an agreement to cover the resale by each company of the others' products and services;

         WHEREAS, IXC and ATC desire to create and market various service offerings to customers incorporating or consisting entirely of their respective services and an Internet services component; and

         WHEREAS, IXC and ATC are willing to provide their service offerings each to the other; and are willing to purchase such services each from the other on the terms and subject to the conditions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants of this Agreement, the Parties agree as follows:

1.       DEFINITIONS.

         For purposes of this Agreement, certain terms have been defined below and elsewhere in this Agreement (including the attached Schedules) to encompass meanings that may differ from, or be in addition to, the normal connotation of the defined word. Unless the context clearly indicates otherwise, any term defined or used in the singular shall include the plural. A defined word intended to convey its special meaning is capitalized when used.

                  "Affiliate" of a Party means any other party which directly or indirectly controls, is under common control with, or is controlled by, such entity, where "control" means the power and ability to direct the management and policies of the controlled entity through the ownership of voting shares of the controlled entity or by contract or otherwise. Notwithstanding the foregoing, Trustees of General Electric Pension Trust and Grumman Hill Investments, L.P. and Grumman Hill Associates, Inc. shall not be deemed to "control" or be "under common control" with, or to be Affiliates of IXC and ATC shall not be deemed to be "controlled by" or "under common control with" IXC.

         "Agreement" has the meaning set forth in the preamble.

         "ATC" has the meaning set forth in the preamble.

         "Buying Party" means the party reselling the Services of the Supplying Party to Customers.


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         "Claim" means any pending or threatened claim, action, proceeding or suit by any Third Party.

         "Confidential Information" has the meaning set forth in Section 10.1.

         "Cure Period" has the meaning set forth in Section 9.2.1.

         "Customer" means any purchaser of a service offering that includes Services provided by the Selling Party under this Agreement. As used in this Agreement, a "Customer" shall include (i) any customer with which the Buying Party enters into an agreement relating to the sale of services that include Services, (ii) any customer that purchases Services for which billing is provided by the Buying Party, (iii) any party that purchases Value-Added Services from the Buying Party, and
         (iv) any purchaser of services that include Services from a Buying Party Reseller. In cases where Buying Party uses Services provided by Selling under the Agreement for is own internal purposes, Buying Party shall be deemed a "Customer" for purposes of this Agreement.

         "Customer Information" shall mean all information relating to each Customer collected in connection with the provision of Services to such Customer, including without limitation the name, address, usage, features and services purchased, locations served, payment history and all other information identifiable to a particular customer.

         "Damages" means any loss, debt, liability, damage, obligation, claim, demand, judgment or settlement of any nature or kind, known or unknown, liquidated or unliquidated, including without limitation all reasonable costs and expenses incurred (legal, accounting or otherwise).

         "Documentation" shall mean Reseller Documentation and End User Documentation.

         "Documents" has the meaning set forth in Section 5.1.

         "Effective Date" has the meaning set forth in the preamble.

         "End-User Documentation" shall mean all documentation provided by a Party for use by end-users of its services in connection with the use and operation of the materials describing such services, as such documentation may be amended, modified or supplemented from time to time.

         "Infrastructure" has the meaning set forth in Section 6.1.

         "Intellectual Property Rights" shall mean all intangible property rights protectable by law throughout the world including all copyrights (including, without limitation, the exclusive right to reproduce, distribute copies of, display and perform the copyrighted work and to prepare derivative works), copyright registrations and applications, trademark rights (including trade dress), trademark registrations and applications, service mark rights, service mark registrations and applications, patent rights (including the right to apply therefor), patent applications therefor (including the right to claim priority under applicable international conventions) and all patents issuing thereon, and inventions, whether or not patentable, together with all utility and design, know-how, specifications, trade names, mask-work rights, trade secrets, moral right, author's rights, algorithms, rights in packaging, goodwill and other intangible property rights, as may exist now and/or hereafter come into existence, and all renewals and extensions thereof, regardless of whether any of such rights arise under the laws of the United States or of any other state, country or jurisdiction.

         "Internet" means the global collection of networks interconnected via a cooperative infrastructure employing the TCP/IP suite of protocols.

         "IXC" has the meaning set forth in the preamble.


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         "IXC Point of Presence" shall mean one of the points of presence representing a point of interconnection on the IXC network. The initial IXC Points of Presence are listed in Schedule 6.2 to this Agreement, and IXC shall promptly update such schedule during the Term on reasonable notice to ATC. At any time during the term of this Agreement, IXC Points of Presence could be collocated with points of presence on the ATC network pursuant to Section 6.1. "Managed Connectivity Services" or "MCS" has the meaning set forth in Section 2.1.1.

         "Marks" shall mean trade names, logos, trademarks, trade devices, trade dress, service marks, symbols, abbreviations or registered marks, or contractions or simulations thereof, or any other indicia or origin as well as VAS Marks and such other Marks as are used by a Party to promote, advertise and market the Services, and such other Marks as the Parties shall agree upon in writing.

         "Material Provision" shall mean any provision of this Agreement (including, without limitation, payment provisions) the breach of which by one Party is determined by an arbitration pursuant to Section 9.2.1 to constitute a material adverse effect on the use and enjoyment by the other Party of the benefits of this Agreement.

         "Multiple End-User Restrictions" has the meaning set forth in Section 5.12.

         "Network Communications Services" or "NCS" has the meaning set forth in
         Section 2.1.4.

         "Opportunity Consulting Services" or "OCS" has the meaning set forth in
         Section 2.1.3.

         "Party" means ATC, individually, or IXC, individually.

         "Parties" means ATC and IXC, collectively.

         "Releasing Party" has the meaning set forth in Section 12.2.

         "Reseller" means a third party authorized and contracted by a Party to sell to end-users on behalf of the Party.

         "Reseller Documentation" shall mean all documentation made available by either Party for use by any reseller or distributor of services of the type comprising the Services to describe the methods and procedures used by either Party in the provisioning and support of users of services of the type comprising any of the Services provided under this Agreement, as such documentation may be amended, modified or supplemented from time to time.

         "Sales Support Group" has the meaning set forth in Section 3.2.

         "Sales Support Services" has the meaning set forth in Section 3.1.

         "Selling Party" means the Party supplying Services to the Buying Party.

         "Services" means Managed Connectivity Services, Value Added Services, Opportunity Consulting Services, and Network Communications Services.

         "Term" has the meaning set forth in Section 9.1.

         "Third Party" means an entity other than a Party or any Affiliate of a Party;

         "Value Added Services" or "VAS" has the meaning set forth in Section 2.1.2.


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2.       SERVICE DESCRIPTION(S).

         2.1 Description of Services Provided by the Parties. From and after the Effective Date, on the terms and subject to the conditions set forth in this Agreement, The Parties shall provide to each other, and the Parties shall have the right to purchase each from the other, the following services as more specifically detailed in the attached Schedules (the "Service Descriptions") which are incorporated herein by reference:

                  2.1.1 Managed Connectivity Services ("MCS"), consist of the provision of dial-up and dedicated access to the Internet and data transport to customers and all related products and services now or hereafter offered or provided by the Parties that deliver or facilitate such access. The MCS shall comply with the applicable descriptions so forth on Schedule 2.1.1.A as applies to ATC and Schedule 2.1.1.B as applies to IXC, including, without limitation, the functional, technical and performance requirements set forth in such Schedules. From time to time, the Parties may agree on modifications to the functional, technical and performance requirements for MCS as are necessary to address Customer requirements. At such times Supplying Party provides enhanced versions of MCS, Supplying Party shall make such enhanced versions of MCS available to the Buying Party, and the Parties may agree, for purposes of this Agreement, upon the functional, technical and performance requirements for such services, which requirements shall, at a minimum, ensure that such services comply with the applicable minimum requirements in Section 2.2.

                  2.1.2 Value Added Services ("VAS"), consist of services and products now or hereafter offered by a Supplying Party or a controlled Affiliate such as: (i) voice or fax over IP, (ii) Internet Security Services, (iii) World Wide Web services, including web-enabled solutions and software development,
(iv) any other services or products developed jointly by the Parties, and (v) any other services or products now or hereafter marketed or offered by a Supplying Party as a generally available service or product offering other than MCS which are not subject to exclusive marketing relationships with Third Parties. The VAS shall comply with the applicable descriptions set forth on
Schedule 2.1.2.A as applies to ATC and Schedule 2.1.2.B as applies to IXC, including, without limitation, the functional, technical and performance requirements set forth in such Schedules. From time to time, the Parties may agree on modifications to the functional, technical and performance requirements for VAS as are necessary to address requirements of customers. At such times as a Supplying Party provides enhanced versions of VAS, such Supplying Party shall make such enhanced versions of VAS available to the Buying Party, and the Parties may agree, for purposes of this Agreement upon the functional, technical and performance requirements for such services, which requirements shall, at a minimum, comply with the applicable minimum requirements in Section 2.2.

                  2.1.3 Opportunity Consulting Services ("OCS"), will consist of pre-sales technical support and post-sales development and/or implementation support to address specific market opportunities. At such times as the situation warrants, the Parties may agree, for purposes of this Agreement, upon the functional, technical and performance requirements for such services, which requirements shall, at a minimum, comply with the applicable minimum requirements in Section 2.2. Joint teaming efforts of the Parties shall be conducted in accordance with the Master Teaming Agreement executed by the Parties on May 11, 1998, attached hereto as Schedule 2.1.3.

                  2.1.4 Network Communications Services ("NCS"), consist of services and products now or hereafter offered by a Supplying Party or a controlled Affiliate such as: (i) voice communications, (ii) data communications, (iii) communications value-added products; such as calling cards, 800-service, etc., (iv) any other services or products developed jointly by the Parties, and (v) any other services or products now or hereafter marketed or offered by a Supplying Party as a generally available service or product offering other than MCS or VAS which are not subject to exclusive marketing relationships with Third Parties. The NCS shall comply with the applicable descriptions set forth on Schedule 2.1.4.A as applies to ATC and
Schedule 2.1.4.B as applies to IXC, including, without limitation, the functional, technical and performance requirements set forth in such Schedules. From time to time, the Parties may agree on such modifications to the functional, technical and performance requirements for NCS as are necessary to address Customer requirements. From time to time, the Parties may agree on such modifications to the functional, technical and performance requirements for NCS as are necessary to address requirements of customers. At such


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times as a Supplying Party provides enhanced versions of NCS, such Supplying
Party shall make such enhanced versions of NCS available to the Buying Party, and the Parties may agree, for purposes of this Agreement, upon the functional, technical and performance requirements for such services, which requirements shall, at a minimum, comply with the applicable minimum requirements in Section 2.2.

                  2.1.5 Either Party shall have the right and option to have any other Service of the other included under this Agreement on terms and conditions reasonably consistent herewith. In addition, unless specifically defined in Schedules, Exhibits, Services Descriptions, and attachments hereto, upon such time that a Supplying Party discontinues a service generally among its customers, such Supplying Party may remove such service from this Agreement, but only after providing the Buying Party with at least 90 days' prior written notice of its intention to do so. If a Supplying Party so removes a service, Such Supplying Party will continue to honor all existing Customer and Reseller service agreements with end customers by continuing to make such service available to such Customers through the shorter of (i) the end of the term of their respective service agreements, and (ii) the end of the two-year period commencing on the expiration of the 90-day notice period aforementioned.

                  2.1.6 Notwithstanding anything to the contrary contained herein, the Parties reserve the right to modify, alter, improve or change any and all of the services comprising the Services they offer each other which are covered by this Agreement, and this Agreement will cover the sales of Services as they may be modified, altered, improved or changed by either Party from time to time. Subject to Section 2.1, in all cases where such modification, alteration or change will reduce the functionality of any service component comprising the Services, the Supplying Party will not effect such modifications, alterations or changes without the Buying Party's specific written approval. Such approval will not be unreasonably withheld, delayed or conditioned.

                  2.1.7 When both Parties agree to change a Service Description, the initiating Party will prepare a written description of the agreed change (a "Change Authorization"). Acceptance of the proposed change will be indicated by authorized signature on the Change Authorization by both parties. The terms of a Change Authorization prevail over those of the Service Description and any of its previous Change Authorizations. Any change in the Service Description may affect the charges or other terms. When additional charges are necessary, the Supplying Party will provide a written estimate and begin work only if authorized by Buying Party.

         2.2 Minimum Requirements. The Services provided under this
Agreement, as described in Schedules 2.1.1.A, 2.1.1.B, 2.1.2.A, 2.1.2.B, 2.1.3, 2.1.4.A, and 2.1.4.B, as many be amended by mutual agreement from time to time, shall at all times meet the following minimum requirements:

                  2.2.1 The Services provided under this Agreement shall be offered and provided with features and a level of features that, on average and taken as a whole, equal or exceed that provided by other leading providers of services offering comparable services in a substantial portion of the geographic area in which Services are available pursuant to this Agreement. The Parties agree to work together on a broader range of service offerings and Service functionality as needed to address market demand. For purposes of this Agreement, Services shall be deemed to be available in any geographic area in which a Supplying Party provides services to customers or, subject to the last sentence of Section 2.7, in which a Supplying Party has an Affiliate, strategic partner or other cooperating provider providing services in such area of the type made available under this Agreement.

                  2.2.2 The Services provided under this Agreement shall be offered and provided with features and an overall level of quality that equals or exceeds that which a Supplying Party offers or provides any Customer.

                  2.2.3 The Services provided under this Agreement shall comply with all stated service level guarantees relating to such Service as offered or provided by a Supplying Party as of the Effective Date and as updated from time to time; provided that no such update my operate to have a material adverse


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impact on (i) any Service (including without limitation the level or quality of service provided to Customers), taken as a whole, without the prior written consent of the Buying Party (which shall not be unreasonably withheld, delayed or conditioned), except to the extent necessary to deal with network emergencies and other circumstances beyond the control of the Supplying Party, in which case the Supplying Party shall consult with the Buying Party concerning such change as soon as reasonably practicable, or (ii) any other Services without providing the Buying Party with advance written notice of such changes as soon as reasonably practicable.

                  2.2.4 The Supplying Party shall not make any changes (i) to any Service that may reasonably be expected to have a material adverse impact on such Service (including without limitation the level or quality of service provided to the Buying Party's Customers), taken as a whole, without the prior written consent of the Buying Party, except to the extent necessary to deal with network emergencies and other circumstances beyond the control of the Supplying Party, in which case the Supplying Party shall consult with the Buying Party concerning such change as soon as reasonably practicable, or (ii) to any OCS Services provided without providing the Buying Party with advance written notice of such changes as soon as reasonably practicable.

                  2.2.5 The OCS provided shall be performed by employees or its subcontractors of Supplying Party as deemed by the Supplying Party to be best qualified and available to perform the task at hand as identified by the Buying Party. Under no circumstances may Supplying Party change subcontract relationships in effect at the time of proposal submission without the Buying Party's specific written approval. Such approval shall not be unreasonably withheld, delayed or conditioned. A Supplying Party's officers supervising the performance of the services will be empowered to commit the resources of that Supplying Party to the extent and scope of such officer's authority.

                  2.2.6 In the event that Services, as defined herein, or portions of Services, are provided to the Buying Party via a contractual relationship with a Third Party, the Supplying Party is obligated to maintain such a relationship to the extent practicable. Should such relationship require that the Buying Party enter into a similar agreement with the Third Party, the Supplying Party shall use commercially reasonable efforts to assist the Buying Party in establishing the relationship and securing rates and levels of service of at least those provided to the Supplying Party by the Third Party.

                  2.2.7 In the event Supplying Party determines the necessity to interrupt Services for the performance of routine maintenance, Supplying Party shall provide Buying Party with a minimum of 48 hours notice of such service interruption and will conduct such maintenance during non-peak hours. In no event shall interruption for system maintenance, if property performed to Supplying Party standards, constitute a Failure of Performance by Supplying Party. This Section 2.2.7 is limited exclusively to routine maintenance and in no way limits the responsibility of Supplying Party to take necessary remedial maintenance and corrective actions to restore service in the event of unplanned outage. Such remedial actions may involve interruption of Services; in such case, Supplying Party will use reasonable efforts to provide notification in accordance with procedures as may be defined in applicable Service Descriptions.

                  2.2.8 Periodically, Buying Party may request maintenance and/or trouble shooting of Buying Party's equipment and/or circuits in Supplying Party's facilities. Provision of such services by Supplying Party shall be governed by the following: (A) Maintenance services shall be defined as all work performed by Supplier on equipment provided by or on behalf of the Buying Party, or supervision of the Buying Party's work within Supplying Party's facilities, specifically excluding troubles found within that facility provided by Supplying Party, (B) Supplying Party may charge a fee not to exceed (1) $75 per hour (with a four hour minimum when dispatch is required) Monday though Friday during business hours of 8:00 a.m.-5:00 p.m. local time exclusive of national holidays and Supplying Party's published Company holidays or (2) $95 per hour with a four
(4) hour minimum at any other time; (C) To enable addressing such maintenance with telephone request, Buying Party shall supply Supplying Party with the names of persons authorized to make such requests for service and shall bear all responsibility for keeping supplying party aware of such authorization granting;
(D) Supplying Party shall provide Buying Party with a number to call to request such


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service and shall be responsible for opening and closing the necessary transactions to assure proper billing for such service. Except for emergencies, Supplying Party shall not be obligated to dispatch personnel except as described in this Section 22.8.

         2.3 Documentation. The Parties represent that (i) Schedule 2.3.A - ATC Theory Documentation and Schedule 2.3.B - IXC Documentation, contain a true and complete list of all Documentation relating to the Services offered or provided as of the Effective Date, and (ii) true and complete copies of all such Documentation have been provided to prior to the Effective Date. In the event Supplying Party amends, modifies or supplements any such Documentation, or creates new Documentation in connection with enhanced versions of Services pursuant to Section 1.1, this Supplying Party shall as soon as practicable provide the Buying Party with written notice of any such amendments, modifications, supplements or new Documentation, including copies of the foregoing.

         2.4 License to Documentation and Other Intellectual Property Rights.

                  2.4.1 Each Party grants the other and its Resellers a limited, non-exclusive, royalty-free, license, in the geographic area in which Services are available pursuant to this Agreement, throughout the Term, to (i) copy, but not modify, sales literature and product descriptions (Schedule 2.3 list) in any form, (ii) integrate the Documentation, or any part thereof, into catalogs, price lists, brochures and related sales materials, and (iii) demonstrate, market, distribute and solicit orders for the Services and warrants that it has such right to grant. The grant of the foregoing license shall not entitle or in any way be construed to entitle a Party to (a) use the other's Marks in connection with it's sales, advertisements and promotion of the Services, except in materials provided (or approved by the owning Party prior to use; (b) distribute any Services outside the United States of America in violation of any United States export restrictions; (c) distribute any Services outside of the geographic areas in which Services are then available pursuant to this Agreement; (d) sublicense any of its rights under this Agreement, except as expressly permitted by this Agreement; or (e) make any agreement or incur any liability for or on behalf of the other Party except as expressly contemplated by this Agreement.

                  2.4.2 Except for the limited license specifically granted in this Agreement, each Party shall at all times retain full and exclusive right, title and ownership interest in and to the Services, its Marks and any and all other Intellectual Property Rights or trade secret rights thereto. Each Party shall notify the other Party of any action by any Third Party known or suspected by a Party to constitute an infringement of the other's proprietary rights. Each Party shall honor all reasonable requests by the other, other than engaging as a party in litigation, to perfect and protect, at it's own expense, any rights of the other Party in the Services or such Intellectual Property Rights or trade secret rights.

                  2.4.3 The Parties represent that no further licenses to Intellectual Property Rights are needed to market, offer, provision or use Services as contemplated by this Agreement, in the geographic area in which Services are available pursuant to this Agreement.

         2.5 Liabilities for Affiliate Obligations. To the extent that a Supplying Party's performance of its obligations hereunder causes it to assign or delegate all or part of its liabilities, obligations and commitments hereunder to any of its Affiliates, said Supplying Party covenants and agrees that it shall cause any such Affiliate to perform such liabilities, obligations and commitments in accordance with the terms and provisions hereof. In the event of such an assignment or delegation, each Party shall remain liable for all of its liabilities, obligations and commitments hereunder.

         2.6 Forecasts. The Parties agree to coordinate in estimating the level and location of demand and traffic for Services during the term of this Agreement. In that connection, no later than the 15th day of the first month of each calendar quarter during the term of this Agreement, Buying Party will provide Supplying Party with its projected requirements for each Service, indicating amounts, types and location during each of the following four calendar months. In the event that there should be a material change in


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proposed requirements as set forth in the most recent forecast, the Buying
Party, as promptly as practicable, shall update such forecast in order to reflect such change. These forecasts shall be used for the planning convenience and shall not be binding upon the Parties, but the Parties intend to use the forecasts to estimate needed staffing, network provisioning and product levels for its performance of the terms of this Agreement and shall only be responsible for using commercially reasonable efforts to satisfy demand to the extent it materially exceeds such forecasts. The Parties shall provide their initial projected requirements for Services within 15 business days after the Effective Date. All forecasts provided under this Section 2.6 shall be treated as Confidential Information pursuant to Section 10.

         2.7 Geographic Scope. It is the intent of the Parties that the Buying Party be permitted to provide Services to Customers, on the terms and subject to the conditions of this Agreement, in all of the geographic areas in which the Supplying Party is now, or at anytime during the Term is then, providing services to its Customers. Notwithstanding the foregoing, the Parties acknowledge and understand that each is not now capable of independently providing certain services in certain geographic areas. To the extent that either Party desires to provide Services to customers situated in such geographic areas and the Supplying Party has an Affiliate, strategic partner or cooperating provider offering services therein, the Buying Party may request that the Supplying Party obtain a quote from such Affiliate, strategic partner or cooperating provider for such Services. Within five business days after such request, the Supplying Party shall contact the appropriate Affiliate, strategic partner or cooperating provider for purposes of obtaining such quote. The provision of services under this Section 2.7 by such Affiliate, strategic partner or cooperating partner to the Buying Party shall be the subject of negotiation and, if reached by such parties, agreement. In the event that such an Affiliate, strategic partner or cooperating provider agrees to provide services under this Section 2.7, the Supplying Party shall use its reasonable efforts to cause any such Affiliate, strategic partner or cooperating provider to provide such services to the Buying Party at a cost no more than that which such services are typically provided by such Affiliate, strategic partner or cooperating provider to the Supplying Party. Notwithstanding anything in Section 7 to the contrary, the Supplying Party shall make such services available to the Buying Party at the Supplying Party's cost of obtaining the service from the Affiliate, strategic partner or cooperating provider. Notwithstanding anything in this Agreement to the contrary, the Supplying Party shall not be obligated to provide Services to a Buying Party's customer or Third Party in those geographic areas in which the Supplying Party is not offering services unless (i) it has an Affiliate, strategic partner or cooperating provider in a particular geographic area, and (ii) such Affiliate, strategic partner or cooperating provider agrees to provide such services on terms and conditions to the Buying Party's satisfaction.

         2.8 Service Contracts. To the extent that the Services are standard and not customized to the specifications of the other Party, each Party shall execute the other Party's standard reseller agreement for services, on the terms and subject to the conditions set forth in such agreement except that the terms and conditions of this Agreement shall have precedence.

         2.9 Credit Worthiness. So long as IXC is a shareholder in ATC, the Parties shall deem each other credit worthy and no financial statements shall be required of each other except as required by the Stock Purchase Agreement. In the event that such shareholder relationship terminates, Buying Party shall provide Supplying Party with financial statements including a consolidated balance sheet of Buying Party as of the end of the most recent quarter and consolidated statements of income and retained earnings of such quarter and the fiscal year to date through such quarter, all in reasonable detail and certified by Supplying Party's chief financial officer as having been prepared in accordance with generally accepted accounting principles, consistently applied. Buying Party shall provide updated financials as reasonably requested by Supplying Party.

         2.10 Additional Assurances. If at any time during the term of this Agreement there is a material and adverse change in Buying Party's financial condition or business prospects, which shall be determined by Supplying Party in its sole and absolute discretion, then Supplying Party may demand that Buying Party deposit with Supplying Party a security deposit (the "Security Deposit"), pursuant to Supplying Party's standard terms and conditions, as security for the full and faithful performance of Buying Party of the terms,


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conditions and covenants of this Agreement; provided, however, that in no event shall the amount of the Security Deposit ever exceed the sum of the previous two
(2) months actual invoiced amount payable by Buying Party to Supplying Party.

         2.11 Certification. Each Party hereby represents and warrants that it is certified to do business in all jurisdictions in which it conducts business and is in good standing in all such jurisdictions. Each Party further represents and warrants that it is certified and licensed by the proper regulatory agencies to provide services to End-Users in those jurisdictions where such services are to be provided as Buying Party. Buying Party shall keep all such certificates and licenses (the "Service Compliance Certificates") current. Supplying Party may request copies of such certificates and licenses and Buying Party shall furnish such documentation within ten (10) days of such request. In the case of Certificates of Good Standing, the Supplying Party will request such certificates from appropriate jurisdiction and will supply them to Buying Party upon receipt. Supplying Party reserves the right to refuse or withhold service in any jurisdiction for which such certifications and licenses are not current or supplied. Buying Party shall defend and indemnify Supplying Party from any losses, expenses, demands and claims in connection with Buying Party's failure to provide Supplying Party with such Service Compliance Certificates. Such Indemnification includes costs and expenses (including reasonable legal fees) incurred by Supplying Party in settling, defending or appealing any claims or actions brought against it relating to Buying Party's failure to provide such Service Compliance Certificates.

         2.12 Bankruptcy. In the event of the bankruptcy or insolvency of either party hereto or if either party hereto shall make an assignment for the benefit of creditors or take advantage of any act or law for relief of debtors, the other party to this Agreement shall have the right to terminate this Agreement without further obligation or liability on its part except for payments for all services rendered.

         2.13 Insurance. Throughout the term of this Agreement and any extension thereof, each party shall maintain and, upon written request, shall provide to the other proof of adequate liability insurance: (i) Worker's compensation insurance up to the amount of statutory limit in the state or states where work is to be performed; (ii) Employer's liability insurance with a limit of not less than $200,000 per claim with an all-states endorsement; (iii) Comprehensive general liability insurance with a limit of not less than $1,000,000 per occurrence for bodily injury liability and property damage liability, including coverage extensions for blanket contractual liability, personal injury liability and products and completed operations liability; and, (iv) Comprehensive Auto Liability insurance with a limit of not less than $1,000,000 per accident for Bodily Injury Liability and Property Damage Liability arising out of the ownership, maintenance or use of any vehicle in the performance of this Agreement.

3.       SALES SUPPORT SERVICES AND TRAINING.

         3.1 Pre-Sale Support and Post-Sale Implementation Support. From the Effective Date, the Supplying Party shall offer and provide pre-sale support and post-sale implementation support services ("Sales Support Services") to the Buying Party's sales and technical personnel as specified in Schedule 3.1.A as applies to ATC and Schedule 3.1.B as applies to IXC.

         3.2 Dedicated Sales Support Department. The Supplying Party shall create and manage a sales support group ("Sales Support Group") for the purpose of providing Sales Support Services under Section 3.1. The Sales Support Group shall be adequately staffed with knowledgeable, experienced and trained subject-area professionals capable of providing support to Buying Party's sales and technical personnel and customer care to Customers consistent with Schedules 3.1.A and 3.1.B.

         3.3 Funding the Sales Support Group. During the Term, each Party shall staff their Sales Support Group with a minimum of three (3) full-time professionals at no charge to the other Party. Any additional support requested by Buying Party shall be considered as Opportunity Consulting Services as defined in Section 2.1.3. Buying Party shall reimburse Supplying Party for reasonable travel and other out-of-pocket expenses incurred in connection with Sales Support Services requested, provided that the Supplying Party shall use good business judgement to minimize such expenses.

         3.4 Training. The Supplying Party shall provide training at reasonable times and locations and at nominal expense to the Buying Party. The specific training requirements, if any, for the Services will be addressed in the applicable Service Description.

4.       CUSTOMER SUPPORT SERVICES AND CUSTOMER SERVICE RATES.

         4.1 Unless otherwise agreed to in the applicable Schedule, the Buying Party will retain ownership of the Customer relationship, and will be responsible for providing Customer Support services to end-user Customers. The applicable Schedule for each Service will define procedures for escalation and hand-off of Customer problems to the Supplying Party.

         4.2 Should the Supplying Party Include Customer support in its description for any Service, the Supplying Party will provide customer support through its customer support group or through a Third Party (as determined by the Supplying Party In its sole discretion) for the Services sold to Customers as contemplated by this Agreement; provided that the Supplying Party will not be responsible for providing customer support to any Customer purchasing Services under a private label which exceeds the level of support which the Supplying Party is obligated to provide to its customers pursuant to it's service agreements for the applicable Services, as such agreements may be amended from time to time.

         4.3 Notwithstanding the foregoing, Buying Party shall be responsible for all pricing and service plans, billing and collections with respect to Customers.

5.       RIGHTS AND RESPONSIBILITIES.

         5.1 Buying Party's Use and Sales of Services.

                  5.1.1 Buying Party may use the Services made available to it pursuant to this Agreement on the terms and subject to the conditions hereof,
(i) for its own account, (ii) subject to Section 5.1.2, for resale to Customers, or (iii) subject to Section 5.1.2, for resale to Third Parties for further resale or distribution (such Third Parties which, notwithstanding the definition of "Third Parties" herein, include, without limitation Customers (including those which are Affiliates of Buying Party) are referred to herein as "Resellers"), either alone or in combination with any other products and services. Services offered by Buying Party that incorporate MCS, VAS, and NCS made available to it pursuant to this Agreement shall, at Buying Party's discretion, be branded exclusively as Buying Party services or otherwise as Buying Party shall determine. Buying Party shall specify the design of any user interface associated with any MCS, VAS, or NCS, consistent with the preceding sentence. Buying Party will have complete discretion to determine the prices to be charged to Customers for the Services provided under this Agreement and Buying Party shall be solely responsible for establishing and collecting customer charges for services it or its Customers offer and for preparing and mailing invoices to Buying Party's Customers. In addition, Buying Party shall be responsible for payment of the total amounts invoiced it by Supplying Party (except for any amounts disputed by Buying Party in good faith) regardless of whether its customers pay Buying Party. Subject to the provisions of Section 5.4, Buying Party shall also have complete discretion to determine the other terms and conditions on which Buying Party makes such Services available to Customers; provided that neither Buying Party nor its customers may offer warranties or representations for the Services that would obligate or otherwise bind Supplying Party beyond those stated in the applicable service agreements. Except as otherwise provided in this Agreement, except as reasonably necessary for Supplying Party to assist Buying Party during the introduction of Services under this Agreement, Buying Party shall provide the primary interface to its Customers in connection with the marketing, offering or provision of Buying Party services that incorporate the Services, including (a) providing first tier support for non-MCS and non-VAS Buying Party services and (b) handling communications to and business relations with Buying Party Customers related to contractual agreements, handling invoicing and payment matters, and handling inquiries and questions from Buying Party Customers about Services.

                  5.1.2 Notwithstanding anything In Section 5.1.1 to the contrary, the Parties agree that the determination of customer interfaces, marketing, provisioning and delivery for jointly developed new product or services offerings incorporating Buying Party services or Services as described herein will be determined by mutual agreement.

                  5.1.3 Periodic Audit Rights. Supplying Party shall have the right, upon reasonable notice and at a date and time mutually agreed upon by the Parties, to enter the premises of Buying Party for the purpose of auditing any of Buying Party's books of accounts, documents, records (in any media), papers and files (the "Documents") relating to its compliance with the provisions of this Agreement. Supplying Party shall bear the expense of the audit unless the audit reveals that (i) the amounts collected by Supplying Party from Buying Party hereunder are more than two (2) percent less than that which should have been paid by Buying Party to Supplying Party, or (ii) Buying Party has not complied with either or both of the first two sentences of Section 5.1.2, in which case, the entire cost of the audit shall be borne by Buying Party. Payment of any amounts found due and owing Supplying party shall be made promptly by Buying Party upon demand by Supplying Party.

         5.2 Use of Marks. Except as provided herein or by advance written consent of the other, each of ATC and IXC agrees not to (i) display or use, in advertising or otherwise, any of the other's Marks, (ii) permit any Affiliate to display or use any of the other's Marks, or (iii) give permission to display or use any of the other's Marks to any Third Party. Any use by one Party of any of the other's Marks shall be subject to such other Party's advance approval in writing, in its discretion, subject to compliance with guidelines provided by it. Neither Party shall claim ownership or any other rights in any of the other's Marks. Upon termination or expiration of this Agreement, any and all rights or privileges granted by ATC or IXC to use any Marks shall immediately expire and each Party shall immediately discontinue the use of such Marks. Nothing herein shall preclude either Party from making factual references to the other in government filings, disclosure documents and other public statements.

         5.3 Introductory Marketing Campaign. Buying Party shall have complete discretion regarding its marketing of the Services provided that such Services are offered under Buying Party's own brand, and provided that neither Buying Party nor its customers may offer warranties or representations for the Services that would obligate or otherwise bind Supplying Party beyond those stated in the applicable standard service agreements or Schedule or to make any other warranties, promises or representations with respect to the Services. In connection with such private label marketing activities, Buying Party shall prominently mention Supplying Party's role in the provision of such services in an Introductory press release, the content of which shall be mutually agreed to by the Parties.

         5.4 Provisions Applicable to End-Users

                  5.4.1 Buying Party's Use of Services. Buying Party's use of Services in Buying Party's capacity as end-user of Services for its own account shall be governed by this Agreement and any additional terms and conditions of the applicable Schedule.

                  5.4.2 Agreements with Buying Party Customers Other than Buying Party. Buying Party's agreements with Buying Party Customers (other than Buying Party) to provision Services shall comply with applicable Supplying Party standard terms, rules, and conditions with respect to Services unless specifically amended by mutual consent and the terms and conditions of this Agreement generally.

6.       INFRASTRUCTURE.

         6.1 Use of IXC Equipment and Facilities. Except as otherwise agreed to by the Parties, in providing the Services to IXC under this Agreement, ATC grants IXC right of first refusal for infrastructure, equipment, facilities and services necessary for the transmission of data (collectively, "Infrastructure") provided (i) ATC is not restricted from purchasing such Infrastructure from IXC under contractual obligations binding on ATC at the time the purchase decision is being considered, (ii) such Infrastructure meets ATC's functional, technical and performance requirements, and (iii) IXC offers such Infrastructure to ATC at a price and on terms and conditions that, on average or taken as a whole, are competitive as compared to those offered to ATC in good faith by other leading providers of infrastructure, equipment, facilities, and services similar to those at the time IXC makes its offer.

         6.2 Use of ATC Support and Product Components. Except as otherwise agreed to by the Parties, in providing the Services to ATC under this Agreement, IXC grants ATC right of first refusal for support and product components necessary for the delivery of Service provided (i) IXC is not restricted from purchasing such support and product component from ATC under contractual obligations binding on IXC at the time the purchase decision is being considered, (ii) such support and product component meets IXC's functional, technical and performance requirements, and (iii) ATC offers such support and product component to IXC at a price and on terms and conditions that, on average or taken as a whole, are competitive as compared to those offered to IXC in good faith by other leading providers of support and product components similar to those at the time ATC makes its offer.

        6.3 Provisioning of Customers. The roles, responsibilities and processes for the provisioning of Customer local loops and CPE will be described in the appropriate Service Descriptions.

        6.4 Interconnection of Facilities. ATC and IXC shall coordinate with respect to (i) the definition of the interfaces between Customer, the ATC network and the IXC network at Points of Presence, (ii) the management of traffic routed from the premises of Customers to Points of Presence, and (iii) access to each other's networks for the purposes of providing Services under this Agreement. Each Party shall be responsible for the day-to-day management of its network relating to the provision of Services, including monitoring and taking actions necessary to remedy problems with, or disruption of, the Services, establishment and maintenance of routing tables and routing policies at Points of Presence, and establishment and maintenance of peering points with the global Internet.

        6.5 Customer Transfers. At any time, Buying Party shall have the right to migrate its Customers to services as provided by itself or on its behalf by a Third Party. The Parties shall provide all reasonable cooperation in support, to the extent practicable, of a seamless, minimally disruptive migration of such Customers in connection with such services (including without limitation all Customer Information and, to the extent practicable, any necessary transfer of customer addresses).

        6.6. Interfaces. The Parties shall develop methods, procedures and associated interfaces for cooperating on a "seamless" basis in all areas relating to the marketing and provision of the Services, including without limitation order processing, customer care, network monitoring and maintenance, and problem escalation and resolution; provided, however, that, unless mutually agreed upon, neither Party shall be obligated to provide services or support of any kind to Customers which exceeds that which it is required to provide to its own customers pursuant to its service agreements for the applicable comparable services, as such agreements may be amended from time to time. The Parties shall use commercially reasonable efforts to agree on an initial plan to accomplish the foregoing, including appropriate training of each other's employees, by no later than 30 days after the Effective Date. At any time during the Term, the Parties will cooperate in good faith in connection with inquiries concerning potential problems affecting any aspect of the provision of Services.

7.      PRICING AND PAYMENT

        7.1 Services Pricing. The Parties shall at all times make sure that all fees and other charges charged to the other Party for each of the individual service components comprising the Services, are such that Buying Party may maintain a gross margin when compared to normal competition. Notwithstanding the foregoing, neither party shall be obligated to supply prices below cost.

         7.2 Independent End-Customer Pricing and Payments. Each of the Parties will have complete discretion regarding the prices that it charges to its customers for its services and will be completely responsible for billing to and payment collection from its respective Customers. Supplying Party will invoice the Buying Party in accordance with the terms and pricing contained in the applicable Schedule. Buying Party assumes all bad debt associated with non-payment of any of its respective Customers.

         7.3 Credits/Adjustments. Customers shall be granted service disruption credits and adjustments, quality of service commitment credits and adjustments, and the like as may be established by the applicable Schedules. In the event that Buying Party, as promptly as practicable, notifies Supplying Party after learning of the failure of Supplying Party to deliver any of the Services to any Customer, Buying Party will be entitled to a credit representing any reasonable adjustment requested by Buying Party and approved in advance by Supplying Party as a result of such failure to meet customer service expectations.

         7.4 Late Payment. Supplying Party invoices for amounts payable under this Agreement shall be due within 30 days of the date of invoice. Payments not received within thirty (30) days of the date of invoice will be considered past due. If a dispute arises as to any portion of an invoice, Buying Party shall pay the undisputed amount of such invoice when due and shall notify Supplying Party in writing of the disputed amount no later than 30 days from the date of invoice. If Buying Party does not report a dispute within the thirty (30) day period, Buying Party shall have waived its dispute rights for that invoice.

         7.5 Billing Dispute Resolution. In the event Buying Party in good faith disputes any portion of any Supplier invoice, the IXC Authorized Representative and the ATC Authorized Representative (as such capitalized terms are defined herein) will first attempt in good faith to promptly resolve the dispute. If the dispute has not been resolved by the Authorized Representatives within 14 days after notice, or if either Party will not agree to meet within such 14-day period, the matter will be referred to the Chief Executive Officer of IXC and the Chief Executive Officer of ATC who will in good faith attempt to resolve the dispute. If the dispute remains unresolved within an additional 14-day period, the dispute shall be submitted to arbitration. Any disputed amounts resolved in favor of Buying Party shall be credited to Buying Party's account on the next invoice following resolution of the dispute. Any disputed amounts determined to be payable to Supplying Party shall be due within ten (10) days of resolution of the dispute.

         In the event that any amount remains unpaid after its due date, such amount shall be subject to an interest charge equal to the lesser of one and one-half percent of the unpaid balance per month or the maximum rate allowed under applicable state law and, if such amount shall not have been paid in full within five business days of the applicable due date when no bona fide dispute exists, Supplying Party may, without any liability to Buying Party at its option, suspend the provision of services under this Agreement until such amount is paid in full.

8.       NO RESTRICTIONS.

         Notwithstanding any other provision of this Agreement, except as provided in Section 2.7, nothing in this Agreement shall limit or in any way affect (i) the performance of any Party's obligations under a binding agreement in effect as of the Effective Date (and each Party shall disclose to the other such agreements that, to such Party's knowledge, are in effect as of such date to the extent possible consistent with any obligations of confidentiality owing to Third Parties), (ii) IXC's right to provide Internet services for its own account directly to any end user or wholesale customer (subject to section 10) or otherwise to engage in services involving packet frame relay, asynchronous transfer mode or other Internet services, (iii) ATC's right to build, operate and maintain its own global network, and (iv) either Party's right in any way to market, offer or provide any products and services that are not, generally, marketed principally as Internet services.

9.       TERM AND TERMINATION.

         9.1 Term. The term of this Agreement shall commence on the Effective Date and shall end on the earlier of (i) the disposition by IXC of 100% of its equity in ATC, and (ii) such earlier date as of which this Agreement expires or is terminated pursuant to Section 9.2. In the event of termination per 9.1.(i) preceding, IXC shall provide ATC with written notification of such and continue to provide Services it has committed to as Supplying Party for a period of one year from the date of such notification.

         9.2 Termination.

                  9.2.1 Notwithstanding paragraph 9.1 preceding, either Party may deliver to the other Party a written "Notice of Default" in the event that the other Party has breached any Material Provision hereunder. Such Notice of Default must prominently contain the following sentences in capital letters:
"THIS IS A FORMAL NOTICE OF A BREACH OF CONTRACT. FAILURE TO CURE SUCH BREACH WILL HAVE SIGNIFICANT LEGAL CONSEQUENCES." A Party that has received a Notice of Default shall have thirty (30) days to cure the alleged breach (and, if the defaulting Party shall have commenced actions in good faith to cure such defaults which are not susceptible of being cured during such 30-day period, such period shall be extended (but not in excess of 90 additional days) while such Party continues such actions to cure (the "Cure Period"). If such Party fails to cure the breach within the Cure Period, as long as such default shall be continuing, the non-defaulting Party shall have the right to either (i) suspend its performance or payment obligations under this Agreement and/or any of the Transaction Documents, (ii) seek an order of specific performance, and/or
(iii) seek the award of compensatory damages.

                  9.2.2 Supplying Party shall terminate, or use commercially reasonable efforts to terminate, the access rights of any Customer as soon as is reasonably practicable upon written notice from Buying Party to do so or upon mutually agreed upon electronic process with receipt confirmed, but shall have no liability in connection therewith.

                  9.2.3 Supplying Party shall have the right to terminate any Customer on written notice to Buying Party (or sooner, if required by law, provided, however that Supplying Party should thereafter provide written notice to Buying Party) in the event of any use or alleged use by such Customer of the Services or the infrastructure supporting Services which is in violation of any law, regulation or treaty, any of the Usage Restrictions, either Party's Net Abuse Policy (available at their respective web sites), any community standard or accepted Internet policy or which results in the receipt by either Party of any formal or informal complaint.

10.      CONFIDENTIAL INFORMATION.

         10.1 Nondisclosure. If either Party acquires Confidential Information of the other, such receiving Party shall maintain the confidentiality of the disclosing Party's Confidential Information, shall use such Confidential Information only for the purposes for which it is furnished and shall not reproduce or copy it in whole or in part except for use as authorized in this Agreement. Without limiting the generality of the foregoing, neither Party shall use the Confidential Information of the other Party to solicit the other Party's customers or to otherwise compete unfairly with the other Party. "Confidential Information" shall mean all information of the disclosing Party which it treats as confidential or proprietary including, without limitation, all of the following: (i) information concerning customers and the contractual terms under which services are being provided to such customer by a Party; and (ii) all customer lists and other information regarding the customers of a Party. Confidential Information shall not include information which is or hereafter becomes generally available to others without restriction or which is obtained by the receiving Party without violating the disclosing Party's rights under this Article 10 or any other obligation of confidentiality. The terms and conditions of this Agreement shall constitute Confidential Information. IXC and ATC shall cooperate to request confidential treatment as may be mutually agreed by them with respect to certain terms of this Agreement and the transactions contemplated hereby in any filing with the Securities and Exchange Commission, any other government authority or any securities exchange or stock market.

         10.2 Duration. With respect to all Confidential Information, the Party's rights and obligations under this Article shall remain in full force and effect following the termination of this Agreement.

         10.3 Ownership. All materials and records which constitute Confidential Information, other than service orders and copies of this Agreement, shall be and remain the property of, and belong exclusively to, the disclosing Party, and the receiving Party agrees either to surrender possession of and turn over or to destroy and certify to the other Party the destruction of all such Confidential Information which it may possess or control upon request of the disclosing Party or upon the termination of this Agreement.

         10.4 Injunctive Relief. The Parties acknowledge and agree that, in the event of a breach or threatened breach by any Party of any provision of this Article; the other Party will have no adequate remedy in money or damages and, accordingly, shall be entitled to an injunction against such breach. However, no specification in this Section of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach of this Section of this Agreement.

         10.5 Legal Obligation to Disclose. Each Party shall be released from its obligations under this Section 10 with respect to information which such Party is required to disclose to others pursuant to obligations imposed by law, rule or regulation or securities exchange or stock market rule; provided, however, that prior to any such required disclosure, such Party shall, to the extent practicable, provide written notice and consult with the other Party.

11.      REPRESENTATIONS AND WARRANTIES.

         11.1 By IXC. IXC represents and warrants to ATC that (i) it is a corporation duly organized, validly existing and in good standing in the State of Delaware; (ii) it has full corporate power and authority to own and operate the Services it provides pursuant to this Agreement and the IXC network and to carry on its business as presently conducted; (iii) it has, or has licensed, sufficient right title and interest in and to the Services it provides pursuant to this Agreement, the IXC Marks (within the United States) and the IXC network;
(iv) it has all requisite authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby, (v) this Agreement is a valid and binding obligation of IXC, enforceable against IXC in accordance with its terms except as such enforceability may be limited by laws relating to creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles; and (vi) the licenses granted and obligations owed to ATC hereunder do not conflict with the rights granted or obligations owed by IXC to any Third Party.

         11.2 By ATC. ATC represents and warrants to IXC that (i) it is a corporation duly organized, validly existing and in good standing in the State of New York; (ii) it has full corporate power and authority to own and operate the Services it provides pursuant to this Agreement and to carry on its business as presently conducted; (iii) it has, or has licensed, sufficient night title and interest in and to the Services it provides pursuant to this Agreement and the ATC Marks (within the United States), (iv) it has all requisite authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby, (v) this Agreement is a valid and binding obligation of ATC, enforceable against ATC in accordance with its terms except as such enforceability may be limited by laws relating to creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles and (vi) the licenses granted or obligations owed to IXC hereunder do not conflict with the rights granted or obligations owed by ATC to any Third Party.

         11.3 BY IXC AND ATC. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN SECTIONS 11.1 By IXC AND 112 By ATC. THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, AND THE PARTIES EXPRESSLY DISCLAIM AND EXCLUDE ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER PARTY MAKES ANY WARRANTY TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE DESCRIPTION, QUALITY, COMPLETENESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY INTERNET SERVICE OR ANY OTHER SERVICE PROVIDED

HEREUNDER OR DESCRIBED HEREIN, OR AS TO ANY OTHER MATTER, ALL OF WHICH WARRANTIES ARE HEREBY EXCLUDED AND DISCLAIMED.

12.      LIMITATION OF LIABILITY.

         12.1 Limitation of Liability. Except for direct damages otherwise specifically provided for in this Agreement, in no event shall ATC or IXC be liable for any special, incidental, direct, indirect, punitive, reliance or consequential damages, whether foreseeable or not, arising under this Agreement or from any breach or partial breach of the provisions of this Agreement or occasioned by any defect in the Services or other service provided hereunder, delay in availability of the Services or any service provided hereunder, failure of the Services or other service provided hereunder, interruptions or outages of the IXC network or any other cause whatsoever or arising out of any act or omission by ATC or IXC, as applicable, its employees, servants and/or agents, including but not limited to, damage or loss of data, property or equipment, loss of profits or revenue, cost of capital, cost of replacement services, or claims of customers for service interruptions or transmission problems.

         12.2 Release; Indemnification. Each Party (each Party in such capacity being referred to as the "Releasing Party) releases, assumes and agrees to indemnify defend, protect and save the other Party harmless from and against any claim, damage, loss, liability, cost and expense (including reasonable attorneys' fees) in connection with any loss or damage to any physical property or facilities of the Releasing Party or any injury to or death of any Person arising out of or resulting in any way from the negligence or misconduct of the Releasing Party or its employees, servants, contractors and/or agents.

13.      INDEMNIFICATION.

         13.1 Indemnification Obligations. ATC and IXC (hereinafter where either has undertaken the action or inaction to be indemnified against shall be known as the "Indemnifying Party") agree to assume all liability for and indemnify, defend, release, and hold harmless the other Party or any third Party claiming through the other Party, from and against all liability, loss, cost, damage, expense or cause of action, of whatsoever character, or injury or death of any Person and damage to or destruction of any property, including, without limitation, third Parties and all related expenses, including, but not limited to, reasonable attorneys' fees, investigators' fees and litigation expenses and costs of enforcing this Section 13 arising out of or relating to, in whole or in part, any of the following:

                  (i) claims for libel, slander, infringement of copyright or unauthorized use of a trade secret, trade name or service mark that results from the transmission of material over the ATC or IXC network by the Indemnifying Party, authorized representatives of the Indemnifying Party or other Persons not associated with, or related to, either ATC or IXC; or

                  (ii) claims of any Third Party arising out of the negligent or willful act or omission of the Indemnifying Party or its agents, servants, employees, contractors or representatives (other than ATC, if IXC is the Indemnifying Party, or IXC, if ATC is the Indemnifying Party); or

                  (iii) claims for patent infringement arising out of the use of the ATC or IXC network by the Indemnifying Party or any Person authorized by the Indemnifying Party or resulting from the acts of the Indemnifying Party or the Indemnifying Party's representatives in combining the ATC or IXC network with the facilities of the Indemnifying Party or others, or using the ATC or IXC network either alone or in connection with that of the Indemnifying Party or others; or

                  (iv) claims, except as otherwise set forth herein, for the material breach of or failure to comply, in any material respect, with any term or condition of this Agreement by the

                           Indemnifying Party or its officers, employees or invitees; or

                  (v) claims resulting from patent or trade secret infringement or infringement or unauthorized use of trade secrets or trade name by the Indemnifying Party in connection with this Agreement.

                  In addition, IXC will defend, indemnify and hold ATC harmless from and against any claim or threat of claim by an ATC Customer or an ATC Reseller which is based on any warranty, promise or representation made by ATC as part of a service agreement and for which IXC is responsible in accordance with the terms of this Agreement. Similarly, ATC will defend, indemnify and hold IXC harmless from and against any claim or threat of claim which is based on any warranty, promise or representation made by ATC to a Third Party for which IXC is not responsible in accordance with the terms of this Agreement.

                  PROVIDED, HOWEVER, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER (OR TO ANY THIRD PARTY CLAIMING THROUGH SUCH OTHER PARTY) FOR CONSEQUENTIAL INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES AND THE FOREGOING INDEMNITIES SHALL NOT APPLY WITH RESPECT TO SUCH DAMAGES.

         13.2 Notices and Defense. The Indemnifying Party shall provide the other Party with notice of any such claim by a Third Party and assure the defense of such claim, on the terms and subject to Sections 13.1 preceding.

14.      NON-SOLICITATION:

                  a. From the date hereof until three years after the termination of this Agreement, neither IXC nor any of its Affiliates will, directly or indirectly, either alone or in association with others in any part of the world induce, request, encourage or assist any employee of ATC or its Affiliates to terminate his or her employment with ATC or to join with or become employed by, render services to or otherwise be engaged by IXC or any of their Affiliates in any direct or indirect capacity.

                  b. From the date hereof until three years after the termination of this Agreement, neither ATC nor any of its Affiliates will, directly or indirectly, either alone or in association with others in any part of the world induce, request, encourage or assist any employee of IXC or its Affiliates to terminate his or her employment with IXC, or to join with or become employed by, render services to or otherwise be engaged by ATC or any of its Affiliates in any direct or indirect capacity.

                  c. If, at the time of enforcement of Section 14, a court shall hold that the duration, scope, geographic area or other restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope, geographic area or other restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated duration, scope, geographic area or other restrictions.

                  d. In the case that a Party receives a legitimate, self-initiated request for consideration of employment by any employee of the other Party, the receiving Party shall immediately notify the other Party. Nothing in this Section 14 shall be deemed to prohibit the employees of either Party from free-will execution of their rights.

                  e. Notwithstanding the foregoing, in the event the authorized representatives of the Parties determine that it is in their mutual best interests to terminate an employee of one party so that such employee may be hired by the other in a role furthering the purposes of this Agreement, and agree to such actions in writing, such actions will not be construed as violation of this Section 14.

15.      MISCELLANEOUS.

         15.1 Independent Contractors. The Parties are acting as independent contractors and under no circumstances shall any of the employees of one Party be deemed the employees of the other for any purpose. Except as otherwise expressly provided in this Agreement, this Agreement does not constitute ether Party as the agent or legal representative of the other Party and does not create a partnership or joint venture between the Parties. Except as otherwise expressly provided in this Agreement, neither Party shall have any authority to act for the other Party in any agency or other capacity, to make commitments of any kind for the account of, or on behalf of, the other Party or to contract for or bind the other Party in any manner whatsoever. This Agreement confers no rights of any kind upon any Third Party.

         15.2. Force Majeure. Notwithstanding any provision in this Agreement to the contrary, neither Party shall be liable for failure to fulfill its obligations hereunder (except with respect to payment or other monetary obligation or as otherwise specifically set forth herein) if such failure is due to causes beyond its reasonable control, including, without limitation, actions or failures to act of the other Party or, acts of God, flood, fire, storm, catastrophe, governmental prohibitions or regulations, viruses which did not result from the acts or omissions of such Party, its employees or agents, national emergencies, acts of public enemies, national emergency, insurrections, riots or wars, breakdown of or damage to plants or equipment or facilities (other than arising out of the neglect of or mishandling by such Party), the relevant portion of the Internet is down due to a technology failure (other than arising out of the neglect of or mishandling by such Party), failure of a supplier to supply necessary materials or equipment in a timely manner, destruction of property, embargoes, boycotts, governmental legislation or regulations, orders or acts of civil or military authorities, governmental acts or orders of courts or administrative agencies, or strikes, lockouts, work stoppages or other labor difficulties. The time for any performance required hereunder shall be extended by the delay incurred as a result of such act of force majeure and each Party shall act with diligence to correct such force majeure.

         15.3 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to a Party under this Agreement shall impair any such right, power or remedy of such Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of either Party of any breach or default under this Agreement, or any waiver on the part of either Party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to a Party, shall be cumulative and not alternative.

         15.4 Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Person or entity other than the Parties hereto (and their respective successors and permitted assigns) is or shall be entitled to bring any action to enforce any provision of this Agreement against either of the Parties, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Parties or their respective successors and assigns as permitted hereunder.

          15.5 Additional Actions, Documents and Information. Each of the Parties agrees that it will, at any time, prior to, at or after the date hereof, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments and obtain such consents, as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement

         15.6 Notices. (a) All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by certified or registered mail (return receipt requested), express air courier, charges prepaid, or facsimile addressed as follows:

TO IXC                                    with a copy to:

IXC Internet Services, Inc.               Riordan & McKinzie
1122 S. Capital                           695 Town Center Drive, Suite 1500
Austin, TX 78746-6426                     Costa Mesa, California 92626
Attn: Senior Counsel                      Attention: Michael P. Whalen
Facsimile: (512) 328-7902                 Facsimile: (714)433-2637

To ATC:                                   With copy to:
Applied Theory Communications, Inc.       Dewey Ballantine LLP
125 Elwood Davis Road                     1301 Avenue of the Americas
Syracuse, NY 13212                        New York, NY 10019-6092
Attn: Contracts Manager                   Attention: Denis Fawley
Facsimile (315)453-3052                   Facsimile: (212)259-6333

or to such other address as either Party shall have furnished to the other in writing.

                  (b) If a notice is given by either Party by certified or registered mail, it will be deemed received by the other Party on the fifth business day following the date on which it is deposited for mailing. If a notice is given by either Party by air express courier, it will be deemed received by the other Party on the next business day following the date on which it is provided to the air express courier. If a notice is given by facsimile, it will be deemed received by the other Party after confirmation of receipt. Notwithstanding the foregoing, any payments made under this Agreement shall be deemed received only when actually received.

         15.7 Attorneys' Fees. If any arbitration is commenced between the Parties regarding the performance of this Agreement, the prevailing Party shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for its attorneys' fees in such proceeding and for the expenses and costs of such proceeding as the arbitrator may determine.

         15.8 Assignment. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Party without the prior written consent of the other Party hereto and any attempted assignment without the required consent shall be void; provided, however, that notwithstanding the foregoing, (i) each Party shall have the right to pledge, assign or otherwise transfer this Agreement and its rights hereunder, in whole or in part, as collateral security to any lender, and (ii) each Party shall have the right to assign or transfer this Agreement and its rights hereunder, in whole or in part, to any direct or indirect wholly-owned subsidiary of that Party or to any Person into which that Party may be merged or consolidated or which purchases all or substantially all of the assets of that Party, provided, however, that (a) such subsidiary or Person agrees to be bound by the terms of this Agreement and (b) any such assignment or transfer shall not relieve that Party from any liability or obligation under this Agreement.

         15.9 No Third Party Beneficiaries. No provision to this, Agreement is intended, nor shall any be interpreted, to provide or create any Third Party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any Party or any other Third Party; unless specifically provided otherwise herein, and except as so provided, all provisions hereof, shall be personal solely between the Parties to this Agreement.

         15.10 Export Controls. The Parties agree and acknowledge that any export of the Services and the subsequent use thereof is subject to U.S. export control laws and regulations. The Buying Party shall not directly or indirectly transfer the Services, or the documentation relating thereto, to any country or location outside of the United States without obtaining the prior written consent of the Supplying Party.

         15.11 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, such provision shall be construed so as to render it enforceable and effective to the maximum extent possible in order to effectuate the intention of this Agreement; and the validity, legality and enforceability of the remaining provisions hereof shall not in anyway be affected or impaired thereby.

         15.12 Public Announcements. Each Party shall have the right to review, comment upon and approve any publicity materials, press releases or other public statements by the other that refer to, or that describe any aspect of, this Agreement made prior to, or within 90 days after, the Effective Date; provided, however, that with respect to disclosure documents required under the Securities Exchange Act of 1934, as amended, subject to the last sentence of this Section 15.12, each Party shall only have the right to prior review and to comment upon the other Party's disclosure documents. Each Party agrees that it will not issue any such publicity materials, press releases or public statements without the prior written approval of the other Party. The provisions of this section shall survive termination of this Agreement for a period of two years, except for the last sentence hereof, which shall survive as may be mutually agreed by them for the Term.

         15.13 Expenses. Each Party shall pay its own legal and other costs incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein.

         15.14 Taxes. Buying Party shall be liable for and shall reimburse Supplying Party for all taxes and related charges, however designated, resulting from the provision of Services as contemplated hereby, including federal, state, provincial or local sales; use or value-added taxes (VAT); excise taxes, imposed in connection with or arising from the provision of Services; Universal Service Fund and Lifeline Assistance Charges (Presubscribed line charges) set forth in the National Exchange Carrier Association (NECA) Tariff FCC#5; sections *.5,
8.5.2 and 17.1.4(A) & B), as the same may be amended from time to time, or any successor tariffs or sections, with respect to any ANI's subscribed to; any telecommunications relay service charges required by the Americans with Disabilities Act or otherwise (both federal and state); interexchange carrier fees payable to the FCC under the Omnibus Budget Reconciliation Act of 1993 or otherwise; payphone service provider compensation as determined by the FCC in CC Docket No. 96-128; universal service fund charges, intraLata compensation charges; and other federal or state fees or charges imposed on Supplying Party. Supplying Party shall furnish documentation to support the fees or charges payable by Buying Party pursuant to this Section 15.14. In no event shall either party be obligated to pay income taxes levied upon the other's not income or any real or personal property assessed against Supplying Party or Supplying Party's, property, including any gross receipts taxes asses in lieu of net income or property taxes, provided that, if the terms of the relevant statute or ordinance imposes such gross receipts tax upon Buying Party. then Buying Party shall be liable for such tax.

         15.15 Tax Exemption Certificates. Buying Party shall furnish to Supplying Party valid and appropriate tax exemption certificates for all applicable jurisdictions (federal, state and local) in which it performs customer billing. Buying Party is responsible for properly charging tax to its subscribers and for the proper and timely reporting and payment of applicable taxes to the taxing authorities and shall defend and indemnity Supplying Party from payment and reporting of all applicable federal, state and local taxes, including, but not limited to, gross receipts taxes, surcharges, franchise fees, occasional, excise and other taxes (and penalties and interest thereon), relating to the Services. Such indemnification includes costs and expenses (including reasonable attorneys fees) incurred by Supplying Party in settling, defending or appealing any claims or actions brought against it relating to said taxes. If Buying Party fails to provide and maintain the required certificates, Supplying Party may charge Buying Party and Buying Party shall pay such applicable taxes. The amounts payable by Buying Party under this Agreement do not include any state or local sales or use taxes, or utility taxes, however designated, which may be levied on the goods and services provided by Supplying Party hereunder. With respect to such taxes, if applicable, Buying Party shall furnish Supplying Party with an appropriate exemption certificate or pay to Supplying Party upon, timely presentation of invoices therefore, such amounts thereof as Supplying Party may be by law required to collect of pay. Any and all other taxes, including but not limited to franchise, net or gross income, license, occupation, and real or personal property taxes shall be timely paid by Supplying Party. Buying Party shall pay to Supplying Party any such taxes that Supplying Party may be required to collect or pay.

         15.15 Survival of Obligations. The Parties' rights and obligations that, by their nature, would continue beyond the termination, cancellation, or expiration of this Agreement, shall survive such termination, cancellation or termination.

         15.16 Titles and Subtitles. The titles of the Articles and Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         15.17 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Texas without reference to its principles of conflicts of laws.

         15.18 Subject to Laws. This Agreement and the Services provided are subject to, and the parties agree to comply with, all applicable federal, state, and local laws, and regulations, rulings and orders of governmental agencies, including, but not limited to, the Communications Act of 1934, the Telecommunications Act of 1996, the Rules and Regulations of the Federal Communications Commission ("FCC") and state public utility or services commissions ("PSC"), tariffs and the obtaining and continuance of any required certification, permit, license approval or authorization of the FCC and PSC or any governmental body, including, but not limited to regulations applying to feature group termination and Letter of Agencies ("LOAs").

         15.19 Permits, Authorizations and Filings. Supplying Party shall take all necessary and appropriate steps, as soon as possible, to procure the appropriate permits, approvals, and/or authorizations, if any, to deliver Services hereunder to Buying Party from FCC, PSC or other federal or state agency. In the event that Supplying Party cannot obtain all necessary federal, state or local authority to provide Services hereunder, Supplying Party shall promptly give written notice thereof to Buying Party and such notice shall constitute termination, without liability of either party hereto, of obligations to provide the affected Service(s).

         15.20 Dispute Resolution

                  (a) If any controversy or claim arises out of or relates to this Agreement or with respect to an alleged breach of the terms hereof, subject to Section 15.11, above, ATC and IXC shall seek to resolve the matter amicably through discussions between themselves. The parties shall attempt to resolve all controversies, claims or breaches at the operational level, and in the event a resolution cannot be reached, such controversy, claim or breach will be referred progressively to higher levels within each party, to their respective chairpersons. It the parties fall to resolve such controversy, claim or breach within thirty (30) days by amicable arrangement and compromise, either party may seek arbitration as set forth below but only within four years of the occurrence of the events giving rise to, or the accrual of, such controversy, claim or breach.

                  (b) Except as provided in Section 15.11, above, any controversy or claim arising out of or in relating to this Agreement or a breach of this Agreement, shall be finally settled by binding arbitration IN CHICAGO, ILLINOIS in accordance with the J.A.M.S./ENDISPUTE Arbitration Rules and Procedures ("Endispute Rules"), as amended by this Agreement. If possible, the parties shall appoint by mutual agreement, as the arbitrator, an attorney experienced in telecommunications, securities law and transactional matters. If such agreement cannot be reached, the arbitrator shall be such type of attorney and shall be chosen under the Endispute Rules. The parties shall share the costs of arbitration, including the fees and expenses of the arbitrator, equally unless the arbitration award provides otherwise or except as provided in Section
7.2. Each party shall bear the cost of preparing and presenting its case. The parties agree that this provision and the arbitrator's authority to grant relief shall be subject to the United States Arbitration Act, 9 U.S.C. 1-16 at seq. ("USAA"), the provisions of this Agreement, and the ABA-AAA

Code of Ethics for Arbitrators in Commercial Disputes. The parties agree that the arbitrator shall have no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event shall the arbitrator have the authority to make any award that provides for punitive or exemplary damages. The arbitrator's decision shall follow the plain meaning of relevant documents, and shall be final and binding. The award may be confirmed and enforced in any court of competent jurisdiction. All post-award proceedings shall be governed by the USAA.

         15.21 Entire Agreement/Amendments. This Agreement and the Reciprocal Confidentiality Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subjects hereof and supersedes all prior oral and written agreements, commitments and understandings with respect to such matters. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the Parties hereto.

         15.22 Legal Construction. In the event one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. In the event of any conflict between the provisions of these Terms & Conditions and the applicable Supplements, Exhibits, Schedules, and Service Descriptions, the conflict shall be resolved by reference to the following order of priority of interpretation: 1) Service Descriptions, 2) Schedules, 3) Exhibits, 4) Supplements; and 5) Terms & Conditions. Not withstanding the foregoing, no Exhibit requiring execution shall be binding unless and until an officer of Buying Party has executed such Exhibit.

         15.23 No Personal Liability. Each action or claim of any party arising under or relating to this Agreement shall be made only against the other party as a corporation, and any liability relating thereto shall be enforceable only against the corporate assets of such party. No party shall seek to pierce the corporate veil or otherwise seek to impose any liability relating to, or arising from, this Agreement against any shareholder, employee, officer or director of the other party. Each of such persons is an intended beneficiary of the mutual promises set forth in this Section and shall be entitled to enforce the obligations of this Section.

         15.24 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each counterpart shall be deemed to be an original, and all counterparts individually or together shall constitute one and the same instrument.

         15.25 Schedules. Schedules 2.1.1.A, 2.1.1.B, 2.1.2.A, 2.1.2.B, 2.1.3,
2.1.4.A, 2.1.4.B, 2.3.A, 2.3.B, 3.1.A, 3.1.B, and 6.2 to this Agreement, attached hereto, and as may be modified from time to time by mutual consent, are incorporated herein by reference,

BOTH Parties represent and warrant that the Person whose signature appears below is duly authorized to enter into this Agreement on behalf of the Party.

IN WITNESS WHEREOF, THE PARTIES HAVE ENTERED INTO THIS AGREEMENT AS OF THE EFFECTIVE DATE:

AppliedTheory Communications, Inc.        IXC Internet Services, Inc.

By:    /s/ Lawrence B. Helft              By:    /s/ Jeffrey D. Balling
       ------------------------------            ---------------------------
Name:  Lawrence B. Helft                  Name:  Jeffrey D. Balling
       ---------------------------               ---------------------------
Title: President and COO                  Title: Vice President
       --------------------------                ---------------------------
Date:  1/26/99                            Date:  1/26/99
       --------------------------                ---------------------------